Exhibit 99.02

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Change of Control Severance Agreement is entered into as of January     , 2013 (the “Effective Date”) by and between                      (the “Executive”) and RESPONSYS, INC., a Delaware corporation (the “Company”).

1.	Term of Agreement.

Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate the earlier of December 31, 2015 (the “Expiration Date”) or the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination as described in Section 4(e); however, if a definitive agreement relating to a Change of Control has been signed by the Company on or before December 31, 2015, then this Agreement shall remain in effect through the earlier of:

(a) The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination as described in Section 4(e) or

(b) The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company for a reason described in Section 4(e).

This Agreement shall renew automatically and continue in effect for three year periods measured from the initial Expiration Date, unless the Company provides Executive notice of non-renewal at least six months prior to the date on which this Agreement would otherwise expire.

2.	Severance Benefit.

(a) Severance Payment. If the Executive is subject to a Qualifying Termination, then, subject to Section 3 below, the Company shall pay the Executive six (6) months of his or her monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination). Such severance payment shall be paid in accordance with the Company’s standard payroll procedures. The Executive will receive his or her severance payment in a cash lump-sum which will be made on the sixtieth (60th) day following the Separation, provided that the following have already occurred:

(i)	the date of Executive’s Qualifying Termination;

(ii)	the date of the Company’s receipt of the Executive’s executed General Release (as described in Section 2(e)); and

(iii)	the expiration of any rescission period applicable to the Executive’s executed General Release.

(b) Equity. Subject to Section 7(b), each of Executive’s then outstanding unvested Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable with respect to 50% of the then unvested shares subject thereto. “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights. Subject to Section 3, the accelerated vesting described above shall be effective as of the Separation. In the event of a Qualifying Termination preceding the consummation of the Change of Control, Executive’s Equity Awards shall not be cancelled but shall remain outstanding until the earlier of (i) the closing of the Change of Control or (ii) three months after Executive’s Separation. If the Change of Control closes within three (3) months of Executive’s Separation, then Executive shall receive the benefits set forth in this Section 2(b) as of the date of closing of the Change of Control.

(c) Health Care Benefit. If the Executive is subject to a Qualifying Termination, and if the Executive elects to continue his or her health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the termination of his or her employment, then the Company shall pay the Executive’s monthly premium under COBRA until the earliest of (i) the close of the six-month period following cessation of his or her employment or (ii) the expiration of the Executive’s continuation coverage under COBRA.

(d) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), the Company instead shall pay to the Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for the Executive and the Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the period the Executive remains eligible for the benefit under Section 2(c) above. The Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. In the event the Company opts for the Special Cash Payments, then on the sixtieth (60th) day following the Separation, the Company will make the first payment to the Executive under this Section, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid through such date had the Special Cash Payments commenced on the first day of the first month following the Separation through such sixtieth (60th) day, with the balance of the Special Cash Payments paid monthly thereafter.

(e) General Release. Any other provision of this Agreement notwithstanding, Subsections (a), (b), (c), and (d) above shall not apply unless the Executive (i) has executed a general release (in a form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release must be in the form prescribed by the Company, without alterations. The Company will deliver the form to the Executive within 30 days after the Executive’s Separation. The Executive must execute and return the release within the time period specified in the form.

(f) Accrued Compensation and Benefits. In connection with any termination of employment upon or following a Change of Control (whether or not a Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Executive prior to the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangement.

3.	Covenants.

(a) Non-Competition. The Executive agrees that, during his or her employment with the Company, he or she shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.

(b) Cooperation and Non-Disparagement. The Executive agrees that, during the six-month period following his or her cessation of employment, he or she shall cooperate with the Company in every reasonable respect and shall use his or her best efforts to assist the Company with the transition of Executive’s duties to his or her successor. The Executive further agrees that, during this six-month period, he or she shall not in any way or by any means disparage the Company, the members of the Company’s Board of Directors or the Company’s officers and employees.

4.	Definitions.

(a) “Cause” means (a) an unauthorized use or disclosure by Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between Executive and the Company, (c) a material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct, (f) failure to cooperate with the Company in any investigation or formal proceeding, or (g) a continued failure to perform assigned duties after receiving written notification of such failure from the Company’s Chief Executive Officer (or, in the case of the Chief Executive Officer, from the Board of Directors); provided that Executive must be provided with written notice of Executive’s termination for “Cause” and Executive must be provided with a 30-day period following Executive’s receipt of such notice to cure the event(s) that trigger “Cause,” with the Company’s Board of Directors making the final determination whether Executive has cured any Cause.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Change of Control.” For all purposes under this Agreement, “Change of Control” shall mean a Corporate Transaction, as such term is defined in the 2011 Equity Incentive Plan.

(d) “Good Reason” means (i) a material diminution in the Executive’s authority, duties or responsibilities, provided, however, if by virtue of the Company being acquired and made a division or business unit of a larger entity following a Change of Control, Executive retains substantially similar authority, duties or responsibilities for such division or business unit of the acquiring corporation but not for the entire acquiring corporation, such reduction in authority, duties or responsibilities shall not constitute Good Reason for purposes of this sub-clause (d)(i); (ii) a 10% or greater reduction in his or her level of compensation, which will be determined based on an average of the Executive’s annual total target cash compensation (annual base salary plus target annual cash incentives) for the prior three calendar years or, if less, the number of years the Executive has been employed by the Company; or (iii) a relocation of Executive to a facility or a location that would increase Executive’s one-way commute from home to work by more than 35 miles, provided and only if such change, reduction or relocation is effected by the Company without Executive’s consent. For the Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (d), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his or her intent to assert Good Reason within 120 days of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii); (2) the Company will have 30 days from the date of such notice to remedy the condition and, if it does so, the Executive may withdraw his or her resignation or may resign with no benefits; and (3) any termination of employment under this provision must occur within six months of the initial existence of one or more of the conditions set forth in subclauses (i) through (iii). Should the Company remedy the condition as set forth above and then one or more of the conditions arises again within twelve months following the occurrence of a Change of Control, the Executive may assert Good Reason again subject to all of the conditions set forth herein.

(e) “Qualifying Termination” means a Separation resulting from (i) the Company terminates the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigns his or her employment for Good Reason, within twelve (12) months following a Change of Control or within three (3) months preceding a Change of Control if after a Potential Change of Control. A “Potential Change of Control” means the date of execution of a definitive agreement whereby the Company will consummate a Change of Control if such transaction is consummated. In the case of a termination following a Potential Change of Control and before a Change of Control, solely for purposes of benefits under this Agreement, the date of Separation will be deemed the date the Change of Control is consummated.

(f) “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

5.	Successors.

(a) Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.	Golden Parachute Taxes.

(a) Best After-Tax Result. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 6(b) hereof, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portion of such Payments being subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel’), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 6(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within 30 days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 6(b) hereof shall apply, and the enforcement of Section 6(b) shall be the exclusive remedy to the Company.

(b) Adjustments. If, notwithstanding any reduction described in Section 6(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within 120 days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 6(b), Executive shall pay the Excise Tax.

7.	Miscellaneous Provisions.

(a) Section 409A. For purposes of Section 409A of the Code, if the Company determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of a Separation, then (i) the severance benefits under Section 2, to the extent subject to Code Section 409A, will commence during the seventh month after the Executive’s Separation and (ii) will be paid in a lump sum on the earliest practicable date permitted by Section 409A(a)(2) of the Code. Any termination of Executive’s employment is intended to constitute a Separation from Service and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Policy is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(b) Other Severance Arrangements. For any equity award that is outstanding on the Effective Date, Executive shall receive the vesting acceleration provisions set forth in the existing equity award agreement or the vesting acceleration benefits set forth in this Agreement, whichever arrangement would cause Executive to vest in the largest number of shares or largest portion of the Equity Award. Except as set forth in the preceding sentence, this Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements on change of control under any prior option agreement, restricted stock unit agreement, severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive, including change of control severance arrangements pursuant to an employment agreement or offer letter, and Executive hereby waives Executive’s rights to such other benefits. In no event shall any individual receive cash severance benefits under both this Agreement and any other severance pay or salary continuation program, plan or other arrangement with the Company.

(c) Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Mateo County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with FedEx, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h) No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(i) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than their choice-of-law provisions).

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	RESPONSYS, INC.

By:	By:
Title:

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